September 21st, 2007

Dear Advisor,

We are writing to let you know that The Women’s Equity Fund (WEF) will be holding a special meeting of shareholders on October 12th, 2007 to vote on the proposed merger of the Women’s Equity Fund into the Pax World Women’s Equity Fund (PWWEF).

We are excited about the proposed merger and believe this will be beneficial to shareholders in the Women’s Equity Fund for the following reasons:

1.               The reputation, financial strength and capabilities of Pax World Management, investment advisor to PWWEF, and the increased resources and influence Pax World Management has to focus on socially responsible investing.

2.               PWWEF will offer shareholders of the WEF an investment in a fund with similar investment objectives and policies and exchange privileges across the Pax World family of funds.

3.               The social screening criteria of PWWEF are expected to be generally similar to those of the WEF.

4.               The commitment by Pax World Management not to seek any increase in investment fees until at least December 31st, 2010.

5.               The prospects for growth in the assets of PWWEF are greater and therefore the prospects for the attainment of economies of scale and increased influence will be greater.

PWWEF will be managed by Sujatha Avutu.  Prior to joining Pax World Management, Ms. Avutu spent over eight years at Evergreen Investments, where she was Managing Director and lead Portfolio Manager for Evergreen Equity Income Fund.  She has over fifteen years of investment management experience.  Ms. Avutu received her Bachelor of Science degree from the University of Dayton with a concentration in Finance, and a Masters of Business Administration with concentrations in Finance and Management Information Systems from Miami University.  She is a Chartered Financial

Analyst and is a member of Boston Security Analyst Society and Boston Bank Analyst Society.

Linda Pei, manager of the WEF will remain as a consultant to the PWWEF.

We appreciate your continued support and believe that together we will be a stronger voice for change.

Please contact us if you have any questions by calling 888.552.9363 or by e-mailing Linda Pei at lpei@womens-equity.com or Terry Lilienfield at tlilienfield@womens-equity.com.

Sincerely,

Linda Pei

President and Co-founder Women’s Equity Fund

The fund’s investment objectives, risks, charges and expenses must be considered carefully before investing.  The prospectus contains this and other important information about the investment company, and it may be obtained by calling 888.552.9363 or visiting www.womens-equity.com.  Read it carefully before investing.

Mutual fund investing involves risk.  Principal loss is possible.  The Fund’s social policy may cause it to pass up opportunities to buy certain securities or may cause it to sell certain securities for social reasons when circumstances might otherwise be favorable.  Medium-capitalization companies tend to have limited liquidity and greater price volatility than large-capitalization companies..

References to other mutual fund should not be interpreted as an offer of these securities.

The Women’s Equity Fund is distributed by Quasar Distributors, LLC  (9/07)